UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2014

FORUM ENERGY TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35504	61-1488595
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

920 Memorial City Way, Suite 1000

Houston, Texas 77024

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (281) 949-2500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 8, 2014, Forum Energy Technologies, Inc. (the “Company”) announced that Mr. Wendell R. Brooks, Executive Vice President, President—Production & Infrastructure, notified the Company of his intention to retire effective December 31, 2014.

On December 18, 2014, Mr. Brooks entered into a Retirement and Separation Agreement (the “Agreement”) under which Mr. Brooks resigned as an officer and separated from employment with the Company effective as of December 31, 2014 (the “Retirement Date”). All of his outstanding unvested restricted stock and outstanding unvested options will become exercisable on the date immediately following the Retirement Date and the options will remain exercisable until December 31, 2017. All of his unvested restricted stock units will vest as of the Retirement Date and will be issued upon the expiration of a six-month delay period.

In addition, unvested performance-based units held by Mr. Brooks for the performance period beginning January 1, 2013 and ending December 31, 2014 will vest on the date immediately following the Retirement Date and will be issued to Mr. Brooks on March 13, 2015. For the performance period beginning January 1, 2013 and ending December 31, 2015, 2/3 of the performance shares will vest on the date immediately following the Retirement Date and will be issued to Mr. Brooks on March 15, 2016, and the remaining 1/3 of such shares will be forfeited.

The foregoing summary of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, which is attached as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Retirement and Separation Agreement, effective as of December 18, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2014	FORUM ENERGY TECHNOLOGIES, INC.

/s/ James L. McCulloch
James L. McCulloch
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Retirement and Separation Agreement, effective as of December 18, 2014